Herzfeld Credit Income Fund, Inc. SC TO-I

Exhibit (a)(5)(ii)

Herzfeld Credit Income Fund, Inc.
Commences Tender Offer for up to 5% of Outstanding Common Shares

MIAMI BEACH, Fla., September 17, 2025 - Thomas J. Herzfeld Advisors, Inc., an SEC-registered investment advisor, today announced the commencement of a Tender Offer by Herzfeld Credit Income Fund, Inc. (NASDAQ: HERZ) (the “Fund”). Under the terms of the Tender Offer the Fund is offering to purchase up to 5% of outstanding shares of the Fund at 97.5% of NAV.

The Fund announced the Tender Offer in a press release on August 25, 2025.

The Fund has offered to purchase up to 5% of the currently outstanding common shares of the Fund, par value $0.001 per share (the “Common Shares”) at 97.5% of Net Asset Value (“NAV”) per Common Share (determined as of the close of ordinary trading on the NASDAQ Capital Market on October 15, 2025) for cash, upon the terms and subject to the conditions contained in the Offer to Purchase dated September 17, 2025 and the related Letter of Transmittal. Shareholders of the Fund should read the Offer to Purchase, the Letter of Transmittal and related exhibits, as they will contain important information about the Tender Offer. These and other filed documents will be available to investors for free both at the website of the Securities and Exchange Commission (www.sec.gov) and from the Fund (www.herzfeld.com/HERZ).

Requests for more information, questions and requests for additional copies of the offer materials, please contact EQ Fund Solutions, LLC, the Information Agent for the Tender Offer, at (877) 536-1555.

About Thomas J. Herzfeld Advisors, Inc.

Thomas J. Herzfeld Advisors, Inc., founded in 1984, is an SEC registered investment advisor, specializing in investment analysis and account management in closed-end funds.

More information about the advisor can be found at www.herzfeld.com.

Past performance is no guarantee of future performance. An investment in the Fund is subject to certain risks, including market risk. In general, shares of closed-end funds often trade at a discount from their net asset value and at the time of sale may be trading on the exchange at a price which is more or less than the original purchase price or the net asset value. There can be no assurance that any Share repurchases will reduce or eliminate the discount of the Fund’s market price to the Fund’s net asset value per share. An investor should carefully consider the Fund’s investment objective, risks, charges and expenses. Please read the Fund’s disclosure documents before investing.

Forward-Looking Statements

This press release, and other statements that Thomas J. Herzfeld Advisors, Inc. (“TJHA”) or the Fund may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or TJHA’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. TJHA and the Fund caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and TJHA and the Fund assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) shares of the Fund may trade at a discount from Net Asset Value; (2) the Fund is expose to risks associated with equity and equity-linked securities to the extent that adverse equity market conditions could negatively impact the ability of the borrowers to make payment of interest and/or principal with respect to loans underlying the CLOS in which the Fund invests; (3) as a “non-diversified” investment company, the Fund’s investments involve greater risks than would be the case for a similar diversified investment company (5) the Adviser’s judgment about the attractiveness, relative value or potential appreciation of a particular security or investment strategy may prove incorrect; (7) market disruption risks, including certain events that have had a disruptive effect on the securities markets, generally, such as pandemics, terrorist attacks, war and other geopolitical events, hurricanes, droughts, floods and other natural disasters; (8)risk of investment in CLOs and related securities generally (9) dependence on managers of the CLOs in which the Fund invests (10) risks associated with investing in CLOs generally. Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on TJHA’s website at www.herzfeld.com/herz, and may discuss these or other factors that affect the Fund. The information contained on TJHA’s website is not a part of this press release.

Contact:

Tom Morgan

Chief Compliance Officer

Thomas J. Herzfeld Advisors, Inc.

1-305-777-1660